Exhibit 12.1:      Computation of Ratio of Earnings to Fixed Charges

	YEAR ENDED DECEMBER 31,					NINE MONTHS ENDED SEPTEMBER 30,
(in thousands, except ratio)	2003	2004	2005	2006	2007	2008

Consolidated pretax income (loss)	$396,217	$521,212	$721,051	$567,108	$(420,098)	$(316,616)
Share of distributed loss (income) of 50%-or-less-
owned affiliates net of equity pickup	94	(5,772)	(315)	260	(342)	42,625
Amortization of capitalized interest	38,263	41,764	45,483	48,708	41,689	30,495
Interest	50,125	53,242	66,697	71,955	62,122	35,683
Less interest capitalized during the period	(42,602)	(52,015)	(65,959)	(71,750)	(62,024)	(35,547)
Interest portion of rental expense	5,973	5,639	5,678	7,736	8,911	5,503

EARNINGS (LOSS)	$448,070	$564,070	$772,635	$624,017	$(369,742)	$(237,857)

Interest	$50,125	$53,242	$66,697	$71,955	$62,122	$35,683
Interest portion of rental expense	5,973	5,639	5,678	7,736	8,911	5,503

FIXED CHARGES	$56,098	$58,881	$72,375	$79,691	$71,033	$41,186

Ratio of earnings to fixed charges	7.99	9.58	10.68	7.83	(5.21)	(5.78)